Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL ANNOUNCES AMENDMENT TO SENIOR SECURED TERM LOAN

West Palm Beach, FL – (January 27, 2020) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, announced today that it has entered into an amendment to its Senior Secured Term Loan (“SSTL”) that extends the maturity date to May 15, 2022. As part of the transaction, the outstanding balance of the SSTL was reduced from $326 million to $200 million.

Glen A. Messina, President and CEO of Ocwen said, “I am pleased we closed on the amendment and extension of our SSTL and want to express my gratitude to our lenders for their support. This transaction represents the culmination of our 2019 capital structure plan and supports our balanced approach to lowering our cost of capital, maintaining sufficient liquidity and sustaining financial flexibility. The facility reduction was facilitated by proceeds from our previous MSR financing and other structured financing actions. As such, we have emphasized lower cost structured finance debt while maintaining leverage at prudent levels.”

Mr. Messina added, “The extension of the SSTL affords us additional time to execute against our plans targeted at improving financial performance and long-term competitiveness, which could provide the opportunity to further extend our corporate debt at a future date supported by improved business performance, assuming we are able to achieve our business and financial objectives and there are no unforeseen adverse events.”

About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage Corporation (PHH Mortgage) and Liberty Home Equity Solutions, Inc. (Liberty). PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices in the United States and the U.S. Virgin Islands and operations in India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Our business has been undergoing substantial change which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: uncertainty related to our ability to realize the strategic objectives, synergies and other benefits of the acquisition of PHH Corporation (PHH) at the time anticipated or at all, including our ability to integrate, maintain and enhance PHH’s servicing, subservicing and other business relationships, including its relationship with New Residential Investment Corp. (NRZ); uncertainty related to our cost re-engineering efforts and the other actions we believe are necessary for us to improve our financial performance; our ability to acquire MSRs or other assets or businesses at adequate risk-adjusted returns, including our ability to negotiate and execute purchase documentation and satisfy closing conditions so as to consummate such acquisitions; uncertainty related to our ability to grow our lending business and increase our lending volumes in a competitive market and uncertain interest rate environment; our ability to maintain our long-term relationship with NRZ; uncertainty related to claims, litigation, cease and desist orders and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification, origination and other practices, including uncertainty related to past, present or future investigations, litigation, cease and desist orders and settlements with state regulators, the Consumer Financial Protection Bureau (CFPB), State Attorneys General, the Securities and Exchange Commission (SEC), the Department of Justice or the Department of Housing and Urban Development (HUD) and actions brought under the False Claims Act regarding incentive and other payments made by governmental entities; adverse effects on our business as a result of regulatory investigations, litigation, cease and desist orders or settlements; reactions to the announcement of such investigations, litigation, cease and desist orders or settlements by key counterparties, including lenders, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae); our ability to comply with the terms of our settlements with regulatory agencies and the costs of doing so; increased regulatory scrutiny and media attention; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to interpret correctly and comply with liquidity, net worth and other financial and other requirements of regulators, Fannie Mae, Freddie Mac and Ginnie Mae, as well as those set forth in our debt and other agreements; our ability to comply with our servicing agreements, including our ability to comply with our agreements with, and the requirements of, Fannie Mae, Freddie Mac and Ginnie Mae and maintain our seller/servicer and other statuses with them; the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover advances, repay, renew and extend borrowings, borrow additional amounts as and when required, meet our MSR or other asset investment objectives and comply with our debt agreements, including the financial and other covenants contained in them; our ability to realize anticipated future gains from future draws on existing loans in our reverse mortgage portfolio; our servicer and credit ratings as well as other actions from various rating agencies, including the impact of prior or future downgrades of our servicer and credit ratings; as well as other risks detailed in Ocwen’s reports and filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018 and its current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review its SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
Hugo Arias	Dico Akseraylian
T: (856) 917-0108	T: (856) 917-0066
E: hugo.arias@ocwen.com	E: mediarelations@ocwen.com